EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, November 8, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Dividend Increase and Stock Repurchase

West Point, VA — The board of directors of C&F Financial Corporation (NASDAQ:CFFI), the one bank holding company for C&F Bank, has declared a regular cash dividend of 27 cents per share, which is payable January 1, 2006 to shareholders of record on December 15, 2005. This represents an 8 percent increase over the prior quarter dividend of 25 cents per share.

The directors of C&F have also authorized the repurchase of up to 5 percent of C&F’s common stock over the next twelve months. The stock will be purchased in the open market and/or by privately negotiated transactions as management and the board of directors determines prudent. The amount and timing of the stock repurchases will be based on various factors, such as management’s assessment of C&F’s capital structure and liquidity, the market price of C&F’s common stock compared to management’s assessment of the stock’s underlying value, and applicable regulatory, legal and accounting factors.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage services through C&F Mortgage Corporation’s 21 offices. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

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